Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 13, 2004 accompanying the consolidated financial statements and schedules of Horizon Medical Products, Inc. and subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders on Form 10-K for the year ended December 31, 2003 which are incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Form S-8 Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON, LLP

Atlanta, Georgia

August 6, 2004